Exhibit 23.1

KPMG LLP 100 New Park Place Suite 1400 Vaughan, Ontario L4K 0J3 Telephone (905) 265-5900 Fax (905) 265-6390 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Tucows Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-12279, 333-37545, 333-61181, 333-30342, 333-74010, 333-106961, 333-140985, 333-169848, 333-207863) on Form S-8 and the Registration Statement (No. 333-125843) on Form S-1 of Tucows Inc. (the Company), of our reports dated March 4, 2020, with respect to the consolidated balance sheets of Tucows Inc. as of December 31, 2019 and December 31, 2018, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Tucows Inc.

Our report dated March 4, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, Ascio Technologies Inc.’s (a company acquired during 2019) internal control over financial reporting associated with total assets of $44 million and total revenues of $17 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2019.

Our report dated March 4, 2020 on the consolidated financial statements of the Company refers to the change in the Company’s method for accounting for the adoption of ASC Topic 606: Revenue from Contracts with Customers and ASC Topic 842: Leases.

Chartered Professional Accountants, Licensed Public Accountants

Vaughan, Canada
March 4, 2020